Exhibit 99.1
__________________________________________________________________

FOR IMMEDIATE RELEASE

Contact:	Michael Hartshorn	Connie Kao
	Executive Vice President,	Vice President, Investor Relations
	Chief Financial Officer	(925) 965-4668
	(925) 965-4503	connie.kao@ros.com

ROSS STORES REPORTS SECOND QUARTER EARNINGS,
PROVIDES SECOND HALF 2018 GUIDANCE AND
INCREASES LONG-TERM STORE GROWTH POTENTIAL

Dublin, California, August 23, 2018 -- Ross Stores, Inc. (Nasdaq: ROST) today reported earnings per share for the second quarter ended August 4, 2018 of $1.04, up from $.82 last year. Net earnings grew to $389 million, compared to $317 million in the prior year. Sales rose 9% to $3.7 billion, with comparable store sales up 5% over the 13 weeks ended August 5, 2017. This is on top of a 4% increase in same store sales for the 13 weeks ended July 29, 2017.

For the six months ended August 4, 2018, earnings per share were $2.15, up from $1.64 last year. Net earnings were $808 million versus $638 million in the first half of 2017. Sales for the first six months of 2018 rose 9% to $7.3 billion, with comparable store sales up 4% over the 26 weeks ended August 5, 2017. This compares to a same store sales gain of 4% for the 26 weeks ended July 29, 2017. Both the second quarter and year-to-date earnings results include the benefit of tax reform legislation.

Barbara Rentler, Chief Executive Officer, commented, “We are pleased with the above-plan growth we delivered in both sales and earnings in the second quarter. Though better than expected, operating margin of 13.8% was down from last year as higher merchandise margin and leverage on occupancy and buying costs were more than offset by a combination of unfavorable timing of packaway-related expenses, higher freight costs, and this year’s wage investments.”

Ms. Rentler continued, “During the second quarter and first six months of fiscal 2018, we repurchased 3.2 million and 6.5 million shares of common stock, respectively, for an aggregate price of $273 million in the quarter and $529 million year-to-date. As planned, we expect to buy back a total of $1.075 billion in common stock during fiscal 2018.”

Looking ahead to the second half, Ms. Rentler said, “While we hope to do better, given our robust multi-year comparisons, we continue to forecast same store sales to grow 1% to 2% for both third and fourth quarters. If sales perform in line with this guidance, earnings per share for the third quarter ending November 3, 2018 are forecasted to be $.84 to $.88, up from $.72 a year ago. For the 13 weeks ending February 2, 2019, earnings per share are projected to be $1.02 to $1.07 versus $1.19 for the 14 weeks ended February 3, 2018. Last year’s fourth quarter included a per share benefit of $.14 from a one-time revaluation of deferred taxes and $.10 from the 53rd week. Based on our first half results and second half guidance, earnings per share for the 52 weeks ending February 2, 2019 are now planned to be in the range of $4.01 to $4.10.”

Commenting on the Company’s future expansion prospects, Ms. Rentler said, “We are excited to announce that we have raised our long-term projected store potential to 3,000 locations, up from the previous target of 2,500. This is based on our research that indicates we can now further increase penetration in both existing and new markets. As a result, we believe that Ross Dress for Less can grow to about 2,400 locations across the country, up from our prior target of 2,000, and that dd’s DISCOUNTS can ultimately become a chain of approximately 600 stores, versus our previous projection of 500. This higher store potential provides us with a considerable amount of long-term growth opportunities given our current store base of 1,453 Ross Dress for Less and 227 dd’s DISCOUNTS.”

The Company will host a conference call on Thursday, August 23, 2018 at 4:15 p.m. Eastern time to provide additional details concerning its second quarter results and management’s outlook for the remainder of the year. A real-time audio webcast of the conference call will be available in the Investors section of the Company’s website, located at www.rossstores.com. An audio playback will be available at 404-537-3406, PIN #6066259 until 8:00 p.m. Eastern time on August 30, 2018, as well as on the Company’s website.

Forward-Looking Statements:  This press release contains forward-looking statements regarding expected sales, earnings levels, new store growth opportunity, and other financial results in future periods that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “outlook,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, competitive pressures in the apparel or home-related merchandise retailing industry; changes in the level of consumer spending on or preferences for apparel and home-related merchandise; market availability, quantity, and quality of attractive brand name merchandise at desirable discounts and our buyers’ ability to purchase merchandise that enables us to offer customers a wide assortment of merchandise at competitive prices; impacts from the macro-economic environment, financial and credit markets, and geopolitical conditions that affect consumer confidence and consumer disposable income; our ability to continually attract, train, and retain associates to execute our off-price strategies; unseasonable weather that may affect shopping patterns and consumer demand for seasonal apparel and other merchandise, and may result in temporary store closures and disruptions in deliveries of merchandise to our stores; potential information or data security breaches, including cyber-attacks on our transaction processing and computer information systems, which could result in theft or unauthorized disclosure of customer, credit card, employee, or other private and valuable information that we handle in the ordinary course of our business; potential disruptions in our supply chain or information systems; issues involving the quality, safety, or authenticity of products we sell, which could harm our reputation, result in lost sales, and/or increase our costs; our ability to effectively manage our inventories, markdowns, and inventory shortage to achieve planned gross margin; changes in U.S. tax or tariff policy regarding apparel and home-related merchandise produced in other countries that could adversely affect our business; volatility in revenues and earnings; an adverse outcome in various legal, regulatory, or tax matters; a natural or man-made disaster in California or in another region where we have a concentration of stores, offices, or a distribution center; unexpected issues or costs from expanding in existing markets and entering new geographic markets; obtaining acceptable new store sites with favorable consumer demographics; damage to our corporate reputation or brands; effectively advertising and marketing our brands; issues from selling and importing merchandise produced in other countries; and maintaining sufficient liquidity to support our continuing operations, new store and distribution center growth plans, and stock repurchase and dividend programs. Other risk factors are set forth in our SEC filings including without limitation, the Form 10-K for fiscal 2017, and Form 10-Q and Form 8-Ks for fiscal 2018.  The factors underlying our forecasts are dynamic and subject to change.  As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time.  We do not undertake to update or revise these forward-looking statements.

Ross Stores, Inc. is an S&P 500, Fortune 500, and Nasdaq 100 (ROST) company headquartered in Dublin, California, with fiscal 2017 revenues of $14.1 billion. The Company operates Ross Dress for Less® (“Ross”), the largest off-price apparel and home fashion chain in the United States with 1,453 locations in 38 states, the District of Columbia, and Guam as of August 4, 2018. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 60% off department and specialty store regular prices every day. The Company also operates 227 dd’s DISCOUNTS® in 18 states as of August 4, 2018 that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 70% off moderate department and discount store regular prices every day. Additional information is available at www.rossstores.com.

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Ross Stores, Inc.
Condensed Consolidated Statements of Earnings

	Three Months Ended		Six Months Ended
($000, except stores and per share data, unaudited)	August 4, 2018	July 29, 2017	August 4, 2018	July 29, 2017

Sales	$3,737,926	$3,431,603	$7,326,545	$6,738,032

Costs and Expenses
Cost of goods sold	2,666,983	2,420,942	5,189,202	4,750,908
Selling, general and administrative	554,581	498,276	1,079,004	973,095
Interest (income) expense, net	(1,393)	2,341	(1,896)	5,510
Total costs and expenses	3,220,171	2,921,559	6,266,310	5,729,513

Earnings before taxes	517,755	510,044	1,060,235	1,008,519
Provision for taxes on earnings	128,351	193,505	252,579	370,962
Net earnings	$389,404	$316,539	$807,656	$637,557

Earnings per share
Basic	$1.05	$0.83	$2.17	$1.66
Diluted	$1.04	$0.82	$2.15	$1.64

Weighted average shares outstanding (000)
Basic	371,031	383,011	372,414	384,722
Diluted	373,717	385,571	375,336	387,657

Dividends
Cash dividends declared per share	$0.225	$0.160	$0.450	$0.320

Stores open at end of period	1,680	1,589	1,680	1,589

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

($000, unaudited)	August 4, 2018	July 29, 2017
Assets

Current Assets
Cash and cash equivalents	$1,386,935	$1,150,932
Accounts receivable	121,508	103,359
Merchandise inventory	1,698,390	1,608,333
Prepaid expenses and other	172,822	141,793
Total current assets	3,379,655	3,004,417

Property and equipment, net	2,384,301	2,327,113
Long-term investments	709	1,259
Other long-term assets	199,091	181,690
Total assets	$5,963,756	$5,514,479

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$1,184,422	$1,172,847
Accrued expenses and other	427,875	411,083
Accrued payroll and benefits	280,861	245,031
Current portion of long-term debt	84,989	—
Total current liabilities	1,978,147	1,828,961

Long-term debt	312,217	396,729
Other long-term liabilities	374,587	319,770
Deferred income taxes	114,195	129,135

Commitments and contingencies

Stockholders’ Equity	3,184,610	2,839,884
Total liabilities and stockholders’ equity	$5,963,756	$5,514,479

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows

	Six Months Ended
($000, unaudited)	August 4, 2018	July 29, 2017 [1]

Cash Flows From Operating Activities
Net earnings	$807,656	$637,557
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	162,403	150,905
Stock-based compensation	47,580	42,719
Deferred income taxes	21,664	8,426
Change in assets and liabilities:
Merchandise inventory	(56,654)	(95,447)
Other current assets	(75,762)	(56,520)
Accounts payable	122,008	154,828
Other current liabilities	(29,348)	(59,104)
Other long-term, net	14,637	14,595
Net cash provided by operating activities	1,014,184	797,959

Cash Flows From Investing Activities
Additions to property and equipment	(178,635)	(169,316)
Proceeds from investments	505	—
Net cash used in investing activities	(178,130)	(169,316)

Cash Flows From Financing Activities
Issuance of common stock related to stock plans	9,817	9,157
Treasury stock purchased	(51,061)	(43,163)
Repurchase of common stock	(528,580)	(430,085)
Dividends paid	(169,971)	(124,962)
Net cash used in financing activities	(739,795)	(589,053)

Net increase in cash, cash equivalents, and restricted cash and cash equivalents	96,259	39,590

Cash, cash equivalents, and restricted cash and cash equivalents:
Beginning of period[1]	1,353,272	1,176,180
End of period	$1,449,531	$1,215,770

Reconciliations:
Cash and cash equivalents	$1,386,935	$1,150,932
Restricted cash and cash equivalents included in prepaid expenses and other	8,961	12,990
Restricted cash and cash equivalents included in other long-term assets	53,635	51,848
Total cash, cash equivalents, and restricted cash and cash equivalents:	$1,449,531	$1,215,770

Supplemental Cash Flow Disclosures
Interest paid	$9,053	$9,053
Income taxes paid	$232,528	$379,154

1 As the result of the adoption of ASU 2016-18, Statement of Cash Flow (Topic 230): Restricted Cash, the prior year amounts were retrospectively adjusted to include restricted cash and cash equivalents.